                           Exhibit 11

                  InterCounty Bancshares, Inc.
      Computation of Consolidated Earnings Per Common Share
       For the Three Months Ended March 31, 1996 and 1995
        (in thousands, except shares and per share data)

                                             For the Three Months
                                                Ended March 31,
                                                1996          1995

Net income                                    $1,077        $1,025

Weighted average shares:
    Common shares issued                   1,548,977     1,547,086
    Unreleased common shares
     held by ESOP                             15,351        17,894
                                           ---------     ---------
    Common shares outstanding              1,533,626     1,529,192

Add -common equivalent shares
     representing shares issuable
     upon exercise of employee
     stock options                            34,800        22,002
                                           ---------     ---------
Adjusted weighted average number
of shares outstanding used in
calculation of earnings per common
and common equivalent share                1,568,426     1,551,194


Add -incremental shares representing
     shares issuable upon exercise
     of employee stock options based
     on March 31 estimated fair value (1)        825         2,396
                                           ---------     ---------
Adjusted weighted average number of
shares outstanding used in calculation
of earnings per common share - assuming
full dilution                              1,569,251     1,553,590
                                           =========     =========
Earnings per common share - assuming
no dilution                                     $.70          $.67

Earnings per common and common
equivalent share                                 .69           .66

Earnings per common share - assuming
full dilution                                    .69           .66


(1) Since there is presently no active public trading market for the Company's shares, nor are the prices at which common shares have been traded published by any national securities association or quotation service, fair value for earnings per common share purposes was assumed to be $24.00 at March 31, 1996, and book value or $19.54 at March 31, 1995.

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